EXHIBIT 99.1

PRESS RELEASE

ENERGY TRANSFER PARTNERS, L.P.
ANNOUNCES UNITHOLDER APPROVALS

Dallas, Texas – June 23, 2004 – Energy Transfer Partners, L.P. (NYSE:ETP) announced today that its Common Unitholders, at a Special Meeting held today, approved (1) the amendment of the Partnership Agreement to convert 7,721,542 outstanding Class D Units into 7,721,542 Common Units upon request of the holder of the Class D Units, (2) the amendment of the Partnership Agreement to convert 3,742,515 outstanding Special Units into 3,742,515 Common Units upon request of the holder of the Special Units, now that the Bossier Pipeline is commercially operational, and (3) the approval of the Partnership’s 2004 Unit Plan.

In making the announcement, H. Michael Krimbill, President said, “The actions taken by our Common Unitholders today are the final steps in completing our January 20, 2004 combination of the Energy Transfer Company natural gas midstream operations with the Partnership. By delaying the Common Unitholder approval until after the closing of the transaction with Energy Transfer Company, the Partnership was able to close the transaction in January, and subsequently was able to raise the amount of the distribution $0.40 per unit to the current $3.00 per unit annually. The Common Unitholders overwhelmingly approved each of the three proposals, confirming that the Energy Transfer Company transaction was a very positive step for the Partnership. We are excited about the Partnership’s opportunities for growth going forward.”

Energy Transfer Partners, L.P. is a publicly traded partnership owning and operating a diversified portfolio of energy assets. The Partnership’s natural gas operations now include approximately 6,500 miles of natural gas gathering and transportation pipelines with an aggregate throughput capacity of 3.8 billion cubic feet of natural gas per day, with natural gas treating and processing assets located in Texas, Oklahoma, and Louisiana. The Partnership is the fourth largest retail marketer of propane in the United States, serving more than 650,000 customers from 310 customer service locations in 31 states extending from coast to coast, with concentrations in the western, upper midwestern, northeastern, and southeastern regions of the United States.

This press release may include certain statements concerning expectations for the future that are forward-looking statements. Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond management’s control. An extensive list of factors that can affect future results are discussed in the Partnership’s Annual Report on Form 10-K and other documents filed from time to time with the Securities and Exchange Commission. The Partnership undertakes no obligation to update or revise any forward-looking statement to reflect new information or events.

The information contained in this press release is available on the Partnership’s website at www.energytransfer.com. For more information, please contact Michael L. Greenwood, Vice President — Finance, at 918-492-7272.